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                     July 12, 2021

       John Capela
       Vice President and Chief Accounting Officer
       ITT Inc.
       1133 Westchester Avenue
       White Plains, NY 10604

                                                        Re: ITT Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 19,
2021
                                                            File No. 001-05672

       Dear Mr. Capela:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology